Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Capstone Turbine Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Capstone Turbine Corporation’s adoption of the guidance in FASB ASC Topic 815— Derivatives and Hedging, effective April 1, 2009) and the effectiveness of Capstone Turbine Corporation’s internal control over financial reporting dated June 14, 2011, appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
April 6, 2012